Exhibit 99.1
Liberty Interactive Calls for Redemption All Outstanding 3.125% Exchangeable Senior Debentures due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation ("Liberty") (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced today that its wholly owned subsidiary Liberty Interactive LLC has called for redemption all of its outstanding 3.125% Exchangeable Senior Debentures due 2023 (the “debentures”). The redemption date for the debentures has been set for May 9, 2013 (the “redemption date”). In accordance with the redemption provisions of the debentures and the related indenture, the debentures will be redeemed at a redemption price equal to the sum of (i) the adjusted principal amount of such debenture in effect on the redemption date, (ii) any accrued and unpaid interest on such debenture to the redemption date and (iii) subject to certain conditions, any final period distribution on such debenture. Interest on the debentures will cease to accrue on and after the redemption date.
The debentures are attributed to Liberty's Ventures Group.
The debentures are to be surrendered to The Bank of New York Mellon, as paying agent. For information, call (800) 254-2826.
This press release does not constitute an offer to purchase or redeem the debentures.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation